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                                                                    EXHIBIT 99.1


                  INTERSIL COMPLETES NAME CHANGE AND REPORTS
                  ANNUAL SHAREHOLDER MEETING VOTING RESULTS

     IRVINE, Calif., June 7, 2001 - Intersil (NASDAQ: ISIL) announced today that it has obtained approval from Delaware's Secretary of State to change its name from Intersil Holding Corporation to Intersil Corporation. Intersil obtained approval on May 25, 2001 and the name change was effective immediately thereafter.

     "The holding company structure was originally implemented to enable Intersil to issue senior debt securities. With Intersil now enjoying debt-free status, we sought and received approval to name the company Intersil Corporation," said Steve Moran, vice president and general counsel of Intersil.

     "The name change will not in any way affect the validity or transferability of currently outstanding stock certificates, nor will it affect Intersil's capital or corporate structure," added Moran. "Our Shareholders will not be required to surrender or exchange any stock certificates that they currently hold and Intersil Corporation will continue to be listed on the Nasdaq under the ticker symbol ISIL."

     Intersil also announced today the final results of the voting from its Annual Meeting of Shareholders, held on May 23rd in Irvine, California. Intersil's shareholders approved the following: (1) the election of Gregory L. Williams, James A. Urry, Gary E. Gist, Dr. Robert W. Conn, Jan Peeters, and Robert Pokelwaldt as directors of Intersil; (2) the ratification of the appointment of Ernst & Young as Intersil's independent auditors; (3) the name change to Intersil Corporation; and (4) an increase of 10,000,000 shares in Intersil's Equity Compensation Plan.

     Irvine, California-based Intersil Corporation is a leading supplier of semiconductors, reference designs and software for wireless access and communications analog markets. Intersil applies analog, mixed-signal and radio frequency (RF) expertise to the development of products tailored for high-growth communications markets. For more information about Intersil, visit the company's Internet homepage at www.intersil.com.